Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Amendment”), is made effective as of November 17, 2020 (the “Effective Date”) by and between GEOSPACE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), and Michael J. Sheen (“Employee”).

RECITALS

WHEREAS, the parties entered into that certain Employment Agreement (the “Agreement”) dated as of August 1, 1997, as amended; and

WHEREAS, the parties wish to further amend the Agreement as provided below.

AGREEMENT

NOW THEREFORE, in consideration of the premises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendments. Section 3.3.4 of the Agreement is hereby amended and restated in its entirety to provide as follows effective as of the Effective Date:

“3.3.4 Notwithstanding the above provisions to the contrary, in the event that the Employee is subject to the Excise Tax the amounts payable under this Section 3.3 will be determined under this Section 3.3.4 as provided below:

3.3.4.1    Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit by or from the Company or any of its affiliates to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise would be subject to the Excise Tax (as hereinafter defined) (all such payments and benefits being collectively referred to herein as the “Payments”), then except as otherwise provided in Section 3.3.4.2, the Payments shall be reduced (but not below zero) or eliminated (as further provided for in Section 3.3.4.3) to the extent the Independent Tax Advisor (as hereinafter defined) shall reasonably determine is necessary so that no portion of the Payments shall be subject to the Excise Tax.

3.3.4.2    Notwithstanding the provisions of Section 3.3.4.1, if the Independent Tax Advisor reasonably determines that the Employee would receive, in the aggregate, a greater amount of the Payments on an after-tax basis (including all applicable federal, state, and local income, employment and other applicable taxes and the Excise Tax) if the Payments were not reduced or eliminated pursuant to Section 3.3.4.1, then no such reduction shall be made notwithstanding that all or any portion of the Payments may be subject to the Excise Tax.

3.3.4.3    For purposes of determining which of Section 3.3.4.1 and Section 3.3.4.2 shall be given effect, the determination of which Payments shall be reduced or eliminated to avoid the Excise Tax shall be made by the Independent Tax Advisor, provided that the Independent Tax Advisor shall reduce or eliminate, as the case may be, the Payments in the following order (and within the category described in each of the following Sections 3.3.4.3.1 through 3.3.4.3.5, in reverse order beginning with the Payments which are to be paid farthest in time except as otherwise provided in Section 3.3.4.3.4):

3.3.4.3.1    by first reducing or eliminating the portion of the Payments otherwise due which are not payable in cash (other than that portion of the Payments subject to Sections 3.3.4.3.4 and 3.3.4.3.5);

3.3.4.3.2    then by reducing or eliminating the portion of the Payments otherwise due and which are payable in cash (other than that portion of the Payments subject to Sections 3.3.4.3.3, 3.3.4.3.4 and 3.3.4.3.5);

3.3.4.3.3    then by reducing or eliminating the portion of the Payments otherwise due under Section 3.3.2;

3.3.4.3.4    then by reducing or eliminating the portion of the Payments otherwise due that represent equity-based compensation, such reduction or elimination to be made in reverse chronological order with the most recent equity-based compensation awards reduced first; and

3.3.4.3.5    then by reducing or eliminating the portion of the Payments otherwise due under Section 3.3.3.

3.3.4.4    The Independent Tax Advisor shall provide its determinations, together with detailed supporting calculations and documentation, to the Company and the Employee for their review no later than ten (10) days after the Date of Termination. The determinations of the Independent Tax Advisor under this Section 3.3.4 shall, after due consideration of the Company’s and the Employee’s comments with respect to such determinations and the interpretation and application of this Section 3.3.4, be final and binding on all parties hereto absent manifest error. The Company and the Employee shall furnish to the Independent Tax Advisor such information and documents as the Independent Tax Advisor may reasonably request in order to make the determinations required under this Section 3.3.4.

3.3.4.5    For purposes of this Section 3.3.4, “Independent Tax Advisor” shall mean a lawyer with a nationally recognized law firm, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, in each case with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to the Employee (the Employee’s acceptance not to be unreasonably withheld), and all of whose fees and disbursements shall be paid by the Company.

3.3.4.6    As used in this Agreement, the term “Excise Tax” means, collectively, the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts.

2.

Entire Agreement; No Further Amendment. This Amendment constitutes the entire agreement among the parties with respect to the subject matter hereof. Except as modified hereby, the Agreement, as amended, remains in full force and effect.

3.	Governing Law. THIS AMENDMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS (WITH THE EXCEPTION OF ITS CONFLICT OF LAWS PROVISIONS).

4.

Binding Effect. Except as herein otherwise specifically provided, this Amendment shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

5.

Construction of Amendment. The language used in this Amendment will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

6.	Capitalized Terms. Unless expressly stated otherwise, capitalized terms appearing in this Amendment shall have the same meaning as set forth in the Agreement.

7.	Captions. Captions contained in this Amendment are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Amendment or any provision hereof.

8.

Effect of Invalid Provision. If any provision of this Amendment, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Amendment, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

9.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer, effective as of the date first above written.

“COMPANY”

GEOSPACE TECHNOLOGIES CORPORATION

By:	/s/ Walter R. Wheeler
Name:	Walter R. Wheeler
Title:	President and Chief Executive Officer

Address:
7007 Pinemont Drive
Houston, Texas 77040-6601
Fax: 713-986-4445

“EMPLOYEE”

/s/ Michael J. Sheen
Michael J. Sheen

Address:

SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

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